UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*


                            NoFire Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.20 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   654865 10 4
             -------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------

                                 Barry L. Bloom
                         655 Madison Avenue, 19th Floor
                            New York, NY 10021-8043
                                 (212) 521-2930
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                December 23, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 2 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Barry L. Bloom
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 2 of 13 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 3 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           John Capozzi
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)

           OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      130,000
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            96,438
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              130,000
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      96,438
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           266,438
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.7%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 3 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 654865 10 4                                    Page 4 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Paul A. Downey
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 4 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 654865 10 4                                    Page 5 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Robert N. Downey
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)

           PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      1,249,692
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              1,249,692
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,249,692
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.9%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 5 of 13 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 6 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Donald S. Rice
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 6 of 13 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 7 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Robyn Samuels
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 7 of 13 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 8 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Robert H. Savage
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 8 of 13 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 9 of 13 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Thomas M. Steinberg
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 9 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 654865 10 4                                    Page 10 of 13 Pages
-----------------------------                  ---------------------------------
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Andrew H. Tisch
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      -0-
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)                                                     |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                               Page 10 of 13 Pages

         This Amendment No. 8 (the "Amendment") to Schedule 13D is being filed by Barry L. Bloom, John Capozzi, Paul A. Downey, Robert N. Downey, Donald S. Rice, Robyn Samuels, Robert H. Savage, Thomas M. Steinberg and Andrew H. Tisch (the "Reporting Persons") to amend and supplement statements on Schedule 13D previously filed by them.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         On December 23, 2004, Barry L. Bloom, Donald S. Rice as manager and member of Ravitch Rice & Company, LLC, Robyn Samuels, Thomas M. Steinberg and Andrew H. Tisch on his own behalf and as manager of NF Partners, LLC, and on December 27, 2004, Paul A. Downey and Robert H. Savage, sold to Lavin Holdings, LLC and FireAway LLC an aggregate of 7,515,388 shares of Common Stock and Warrants to purchase 3,694,032 shares of Common Stock, comprising all of their holdings in the Company. John Capozzi, Robert N. Downey and JMC Investments, LLC continue to own the shares of Common Stock and Warrants previously reported as being owned by them. As a result of the reduction in the aggregate holdings of the Reporting Persons to less than 5% of the outstanding shares of Common Stock of the Issuer, no further reports on Schedule 13D will be filed by them.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1. Agreement regarding the joint filing of this statement.













                              Page 11 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

December 28, 2004
                                                /s/ Barry L. Bloom
                                             --------------------------
                                             Barry L. Bloom

                                                /s/ John Capozzi
                                             --------------------------
                                             John Capozzi

                                                /s/ Paul A. Downey
                                             --------------------------
                                             Paul A. Downey

                                                /s/ Robert N. Downey
                                             --------------------------
                                             Robert N. Downey

                                                /s/ Donald S. Rice
                                             --------------------------
                                             Donald S. Rice

                                                /s/ Robyn Samuels
                                             --------------------------
                                             Robyn Samuels

                                                /s/ Robert H. Savage
                                             --------------------------
                                             Robert H. Savage

                                                /s/ Thomas M. Steinberg
                                             --------------------------
                                             Thomas M. Steinberg

                                                /s/ Andrew H. Tisch
                                             --------------------------
                                             Andrew H. Tisch



                               Page 12 of 13 Pages

                                                                       EXHIBIT 1


                                    AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Amendment No. 8 to
Schedule 13D relating to the Common Stock, par value $0.20 per share, of NoFire Technologies, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

December 28, 2004

                                                /s/ Barry L. Bloom
                                             --------------------------
                                             Barry L. Bloom

                                                /s/ John Capozzi
                                             --------------------------
                                             John Capozzi

                                                /s/ Paul A. Downey
                                             --------------------------
                                             Paul A. Downey

                                                /s/ Robert N. Downey
                                             --------------------------
                                             Robert N. Downey

                                                /s/ Donald S. Rice
                                             --------------------------
                                             Donald S. Rice

                                                /s/ Robyn Samuels
                                             --------------------------
                                             Robyn Samuels

                                                /s/ Robert H. Savage
                                             --------------------------
                                             Robert H. Savage

                                                /s/ Thomas M. Steinberg
                                             --------------------------
                                             Thomas M. Steinberg

                                                /s/ Andrew H. Tisch
                                             --------------------------
                                             Andrew H. Tisch



                               Page 13 of 13 Pages